EXHIBIT 99.2

Woodland Hills, CA - October 8, 1999 - Turbodyne Technologies Inc. (EASDAQ:TRBD) announced today that as part of a restructuring of the Board of Directors and the management of the Company, Professor Dr.-Ing. Peter Hofbauer has been elected as the Chairman of the Board of Directors, a position vacated by company founder Mr. Edward M. Halimi.

Turbodyne Technologies also announced today that it has not entered into an agreement with Grand Technologies, Inc., as announced by Turbodyne on October 1, 1999. The parties continue to negotiate to reach an agreement, but there can be no assurance that an agreement will be reached, or if reached, will be on the same or similar terms as those announced on October 1, 1999.

At a regular meeting of the Board of Directors in August, 1999, the Board approved management's recommendation for the sale of Turbodyne's Light Metals Holdings. Heartland Financial Corporation was retained by the Company as an investment banker to assist with that sale. Due to a dispute with certain creditors, and at the recommendation of Heartland, Pacific Baja Light Metal Corp., filed for protection under Chapter 11 of the US Bankruptcy Code for itself and for its two wholly owned subsidiaries, Optima Wheel Inc. and Baja Pacific Light Metals Inc. Management of the subsidiary has elected to file reorganization protection for the subsidiary and its two operating units in order to take advantage of Code Section 363(b), which provides for "sale of assets of a company as a going concern for maximizing the sales price under a competitive bidding procedure."

Turbodyne Systems, the Engine and Pollution Technology Division of Turbodyne, designs, develops, manufactures, and markets patented pollution-reduction, fuel economy, and performance enhancing products for internal combustion engines in the automotive, transportation, construction, marine, agriculture, mining, military, and power generation industries.

Turbodyne's Light Metals Division is a manufacturer of machined aluminum castings and leading supplier to the automotive industry.

Offices and/or plants are located in Carpinteria, La Mirada, Encinitas, and Woodland Hills, CA; New York; Ensenada and Mexico City, Mexico; Paris, France; London, England; and Frankfurt, Germany.

Turbodyne's WorldWideWeb address is: www.turbodyne.com

CONTACT:
Corporate Communications - Peter Weichselbraun, 800-566-1130
Investor Relations - Mark White, 800-350-2031
European Business Development - Markus Kumbrink, +49-69-975-
44-665